August  2010

Filed pursuant to Rule 433
Registration Statement No. 333-165725
August 5, 2010
Relating to Preliminary Prospectus Supplement
Dated August 5, 2010

SSTRUCTURED INVESTMENTS

CMT Linked Trust Units Series 2010-01
Floating Rate Units due 2019 linked to Altria Group Inc. 9.25% Notes due August 6, 2019
Based on the 10-Year Constant Maturity Treasury Rate

As further described below, interest will accrue and be payable on the units quarterly, in arrears, at a rate equal to [4.00]% from the original issue date to but excluding August 6, 2011, and from August 6, 2011 until maturity at a rate equal to the 10-Year Constant Maturity Treasury Rate; subject to the Minimum Coupon of 0.00% per annum and the Maximum Coupon of 15.00% per annum.

We describe the basic features of these units in the sections of the accompanying prospectus called “Description of Units” and prospectus supplement called “Description of Units,” subject to and as modified by the provisions described below.  All payments on the units, including the repayment of principal, are subject to the credit risk of the underlying securities issuer and the swap counterparty guarantor. If the Units are redeemed prior to maturity due to a Trust Wind-Up Event, holders may receive less, and possibly significantly less, than the principal amount of the Units.

The Units will represent the obligations of the Trust only and do not represent the obligations of or interest in the depositor, sponsor or any of their affiliates or obligations of or interest in the swap counterparty or the swap counterparty guarantor.

SUMMARY TERMS
Issuer:	CMT Linked Trust Units Series 2010-01
Aggregate principal amount:	$[10,000,000] May be increased prior to the original issue date but Issuer is not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	August [___], 2010
Original issue date:	August [___], 2010 ( business days after the pricing date)
Maturity date:	August 6, 2019. Principal will paid on the Units only on the maturity date, unless a Trust-Wind-Up Event occurs.
Rating:	One or more rating agencies is expected to assign a rating to the Units; and any such rating will depend on the ratings of the underlying security guarantor and the swap counterparty.
Underlying Securities:	Altria Group Inc. 9.25% Notes due August 6, 2019
Reference rate:	The 10-Year Constant Maturity Treasury Rate. Please see “Additional Provisions – Reference Rate” below.
Interest rate:
Original issue date to but excluding August 6, 2011:  [4.00]%

August 6, 2011 to Maturity Date: Reference rate; subject to the Minimum Coupon and Maximum Coupon

For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) U.S. government securities business days prior to the related interest reset date (each an “interest determination date”).

Interest payment period:	Semi-annual
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each of February 6th and August 6th, beginning February 6, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Minimum Coupon:	0.00% per annum
Maximum Coupon:	15.00% per annum
Early Redemption:
In whole, upon termination of the Trust after a Trust Wind-Up Event, which may result from early redemption of the underlying securities, default of the underlying securities, failure of the underlying securities issuer to file certain reports with the SEC, early termination of the swap agreement and other events more fully described in the pricing supplement.

If a Trust Wind-Up Event occurs, the underlying securities will be sold at market value, any required payments to the swap counterparty will generally be made first (subject to limited exceptions as described herein), and Unit holders will then be paid from any remaining amounts. Therefore, if the Units are redeemed prior to maturity due to a Trust Wind-Up Event, holders may receive less, and possibly significantly less, than the principal amount of the Units.

Specified currency:	U.S. dollars
CUSIP / ISIN:	126009AA7
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.
Trustee:	The Bank of New York Mellon
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	%	%
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of [   ]% for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Prospectus Supplement dated August 5, 2010 Prospectus dated March 25, 2010

THE UNITS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Floating Rate Notes due 2019
Based on the 10-Year Constant Maturity Treasury Rate

UNDERLYING SECURITIES

Underlying Securities Issuer:	Altria Group Inc.
Aggregate principal amount:	$[10,000,000] May be increased prior to the original issue date but we are not required to do so.
Underlying Securities Guarantor:	PM USA
Ratings:
The underlying security issuer’s most recent public filing on Form 10-Q indicates ratings for the underlying security issuer’s debt obligations.  The depositor and its affiliates have not confirmed, updated or investigated such ratings in connection with the offering of the Units.

Principal Amount:	[$10,000,000]
Original issue date:	February 6, 2009
Maturity date:	August 6, 2019
Distributions:	9.25%, semiannually, in arrears
Distribution Dates:	Each February 6 and August 6, beginning February 6, 2011
Underlying securities market price and the value of the interest rate swap:
The estimated market price of the underlying securities, as of August 3, 2010, is 129.655% of their principal amount (plus accrued interest). The market price is based on one or more prices reported or available to the depositor for actual sales occurring on August 3, 2010.  Bonds, like the underlying securities, which trade at greater than 100% potentially expose investors to larger losses in the event of a default in the bond. This is because the recovery value of a bond is based on a 100% price. Although the Trust Units will be priced at 100% on the pricing date, the interest rate swap will have a positive market value (reflecting the premium on the underlying securities) to the swap counterparty. If a Trust Wind-Up Event occurs, the unitholders will effectively pay the market value of the interest rate swap to the swap counterparty, as determined at that time, as a termination amount.  If the market value of the underlying securities at that time is insufficient to pay such termination amount and repay the principal amount of the Units, then such a payment would result in the unitholders receiving less, and possibly significantly less, than the principal amount of the Units.  A Trust Wind-Up Event may result from an early redemption of the underlying securities, default of the underlying securities, a failure by the underlying securities issuer to file reports with the SEC, a default by the swap counterparty or other early termination of the swap agreement, and other events more fully described in the pricing supplement.

As a hypothetical illustration, if a Trust Wind-Up Event occurs and for each $1,000 Unit, the corresponding portion of the positive value of the interest rate swap to the swap counterparty is $200, and an underlying security default results in a 40% recovery on the underlying securities ($400 for each $1,000 Unit), then for every Unit, there will only be available $200 after payment to the swap counterparty.   In this hypothetical illustration, each unitholder would receive only $200 of principal for each $1,000 Unit upon early redemption, resulting in a loss of $800 (or 80%) of principal.

As mentioned above, on the issuance date, the value of the interest rate swap will have a positive value to the swap counterparty.  This value will also be affected by the change in the actual or expected 10Y CMT rate from the issuance date, i.e., if the 10Y CMT rate decreases or is expected to decrease, the value of the interest rate swap will increase to the swap counterparty, leading to a greater termination payment due from the Trust in the event of a trust wind-up event.

Additional Interest:
The interest payable on the notes will be subject to adjustments if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to the underlying securities.  Any Additional Interest will be paid to the swap counterparty.

SWAP AGREEMENT
Swap Agreement:
The Trust will enter into an interest rate swap transaction with the swap counterparty under which the Trust will (A) receive from the swap counterparty an upfront payment on the closing date in the amount of $[  ], which is equal to, and will be used by the Trust to pay, the aggregate upfront amounts due under the forward rate agreements and (B) make semiannual interest payments to the swap counterparty equal to 9.25% per annum on the notional amount of $[10,000,000] plus any additional interest (which represent the payments received by the Trust on the underlying securities) during the relevant periods.  The Trust will receive from the swap counterparty semiannual interest payments based on the 10Y CMT rate during the relevant period, subject to a minimum rate of 0% per annum and a maximum rate of 15.00% per annum (or, in the case of the August 2011 payment date, a maximum of [4.00]% per annum).

The Trust will also enter into two separate forward interest rate agreements.  Under each agreement, the Trust will pay a specified upfront amount on the closing date.  One of the agreements will be in effect in respect of the February 2011 and August 2011 distribution dates for the Units.  On a payment date immediately preceding the February 2011 distribution date for the Units, the Trust will either (A) receive a payment from the swap counterparty determined based on the excess, if any, of [4.00]% per annum over the 10Y CMT rate for the relevant six month period or (B) make a payment to the swap counterparty determined based on the excess, if any, of the 10Y CMT rate for the relevant six month period over [4.00]% per annum. On a payment date immediately preceding the August 2011 distribution date for the Units, the Trust will receive a payment from the swap counterparty determined based on the excess, if any, of [4.00]% per annum over the 10Y CMT rate for the relevant six month period.

Through the payment date occurring in August 2011, through the interest rate swap and the forward rate agreements together, the Trust will be entitled to a net [4.00]% per annum fixed rate payment.  After the August 2011 payment date, the interest rate swap will have the effect, subject to performance by the swap counterparty of its obligations, of converting the return on the underlying securities to a return based on a floating rate determined by the 10Y CMT rate (subject to the minimum coupon and maximum coupon) that the Trust will distribute on the Units.

Swap Counterparty:	Morgan Stanley Capital Services Inc., with Morgan Stanley (the “Swap Guarantor”) as guarantor for the swap counterparty
Swap Termination Events:	As will be set forth in the related pricing supplement.
TRUST WIND UP EVENTS

The Trust may wind-up in a number of circumstances, as fully described in the prospectus supplement.  Generally, in the case of a Trust Wind-Up Event, the underlying securities will be liquidated and the swap agreement will be terminated.
The proceeds from liquidation of the underlying securities may not be sufficient to fully repay the principal amount of the Units.  If the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal.  Therefore, the Trust may not have sufficient funds to pay the full principal amount of the Units.

August 2010

Senior Floating Rate Notes due 2019
Based on the 10-Year Constant Maturity Treasury Rate

(A) In the event of a Trust Wind-Up Event (other than due to a redemption of the underlying securities as a result of an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach):

- first, to Morgan Stanley Capital Services Inc., as swap counterparty, any payments due under the swap agreement, and

- then, from the remaining proceeds, to the unitholders on a pro rata basis.

(B) If the Trust Wind-Up Event is due to a redemption of the underlying securities as a result of an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach:

- first, to the unitholders of the Trust, and

- then, from the remaining proceeds, to the swap counterparty.

For the avoidance of doubt, if there is a redemption of the underlying securities as a result of an acceleration due to a covenant breach, and prior to final payment on the Units another underlying security event of default (such as a failure to pay the redemption amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.
Except in limited circumstances described in clause (B), if a Trust Wind-Up Event occurs and the swap counterparty is entitled to a termination payment, the Trust will not have sufficient funds to pay the principal of the Units unless the market value of the underlying securities is greater than 100% and at least equal to the amount required to make the termination payment under the swap agreement and pay the full principal amount of the Units.

In the event that the underlying securities Issuer ceases to file reports with the SEC, the Trust will seek to remove the Units from their listing on the NYSE and to cease the Trust's reporting requirements thereafter.  Such an event may result in Blue Sky restrictions on the Units and may diminish their liquidity.  If the units cannot be delisted before the next required reporting date of the underlying securities Issuer, the Trust may be required to terminate, resulting in a Trust Wind-Up Event.  If this event occurs, any termination payment due to the swap counterparty under the swap agreement would be paid prior to any payments of principal to the unitholders.

Trust Wind-Up Events can occur for a number of reasons.  For example, in the event the underlying securities are called by the underlying securities issuer due to a tax event, if there is a payment default on the underlying securities or if the underlying security issuer fails to file certain reports with the SEC, a Trust Wind-Up Event will occur.  If one of these events occurs, any termination payment due to the swap counterparty under the swap agreement would be paid prior to any payments of principal to the unitholders.

If a Trust Wind-Up Event occurs, unitholders may receive less, and possibly significantly less, than the principal amount of the Units.

A more complete description of the Trust Wind-Up Events will be set forth in the pricing supplement.

The Units

The units offered are debt securities of CMT Linked Trust Units Series 2010-01, a New York common law trust.  The Units will represent the obligations of the Trust only and do not represent the obligations of or interest in the depositor, sponsor or any of their affiliates or obligations of or interest in the swap counterparty or the swap counterparty guarantor.  Interest will accrue and be payable on the units quarterly, in arrears, at a rate equal to [4.00]% from issuance until but excluding August 6, 2011 and from August 6, 2011 until maturity at a rate equal to the 10-Year Constant Maturity Treasury Rate; subject to a Minimum Coupon of 0.00% per annum and a Maximum Coupon of 15.00% per annum.  All payments on the units are subject to the credit risk of underlying securities issuer and the swap counterparty guarantor.

The stated principal amount and issue price of each note is $1,000. The issue price of the units includes the agent’s commissions paid with respect to the units as well as the cost of hedging our obligations under the units.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MS & Co. is willing to purchase the units, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

Reference Rate

What is the 10-Year Constant Maturity Treasury Rate?

The 10-Year Constant Maturity Treasury Rate (which we refer to as “10CMT”) as displayed on Bloomberg page “H15T10Y <Index>,” which page shall replace all references in the base prospectus to Designated CMT Reuters Page.

Senior Floating Rate Notes due 2019
Based on the 10-Year Constant Maturity Treasury Rate

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1995 to January 2010.  The historical levels of the reference rate should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

The bold line in the graph above represents the Maximum Coupon.

Senior Floating Rate Notes due 2019
Based on the 10-Year Constant Maturity Treasury Rate

Risk Factors

The units involve risks not associated with an investment in ordinary floating rate units. An investment in the units entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 10CMT, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the units. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the units are suited to your particular circumstances before you decide to purchase them.

Yield Risk

▪
The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the units.  Changes in the levels of the reference rate will affect the trading price of the units, but it is impossible to predict whether such levels will rise or fall.

▪
The amount of interest payable on the units in any interest payment period is capped.  The interest rate on the units for the first two interest payment periods is [4.00]% per annum and for each interest payment period thereafter is capped for that period at the Maximum Coupon of 15.00% per annum.  In certain interest rate environments, including when the economy is experiencing high levels of inflation or real interest rates have risen significantly, the 10Y CMT rate and the yield available on debt securities generally may be higher than 15.00% per annum.  In those circumstances, holding the Units would be economically disadvantageous.

▪
Delisting of Units may cause liquidation to be impaired. If the Units are delisted, the liquidity in the secondary market may be impaired due to the potential applicability of state “blue sky” laws to transactions in the Units, or other factors, and may impair the ability of holders of the Units to continue to hold or sell the Units.  In particular, if any unitholder is subject to an investment restriction requiring it to hold only listed securities, it may be required to sell its Units at a time when the secondary market in the Units has been adversely affected as a result of delisting.  In addition, unitholders who are subject to the requirements of ERISA will be required to represent that their holding of Units, at the time of delisting and at all times thereafter, will not give rise to a prohibited transaction for purposes of ERISA.

▪
Upon the occurrence of a Trust Wind-Up Event, the Units will be redeemed and unitholders may receive less, and possibly significantly less, than the principal amount of the Units. If a trust wind-up event occurs, the selling agent will sell, on behalf of the trust, any such underlying securities held by the trust.  If the swap counterparty is entitled to an early termination payment, that payment will be senior in priority to payments on the units, except in limited circumstances as described herein.  If the remaining proceeds from the sale of the underlying securities are less than the total principal amount of the Units, the proceeds will be distributed in full satisfaction of the claims of the Units, resulting in a significant loss of principal for unitholders. It is possible that such sale would occur when the underlying securities are in default or the market value of the underlying securities is diminished for other reasons. In such circumstances, sale of the underlying securities may result in holders of the Units incurring losses that would not be incurred if the holders received a distribution of the underlying securities in kind.

▪
The value of the interest rate swap may cause losses if the swap agreement terminates early.  Any Trust Wind-Up Event will involve the early termination of the swap agreement.If an early termination of the swap agreement occurs for any reason other than in connection with a redemption of the underlying securities as a result of an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach, then any early termination payment or other amounts owed to the swap counterparty will have priority over claims of the unitholders.  The amount of the swap early termination payment (and the resulting loss to unitholders) may be substantial, will be paid from the proceeds from the sale of the underlying securities, and will almost always result in the Trust not having sufficient funds available to pay the principal of the Units. You should note that on the date of issuance of the Units, the swap transactions as a whole have a substantial market value in favor of the swap counterparty, which would result in a substantial termination payment being owed to the swap counterparty were a termination payment to be determined on such date.

Senior Floating Rate Notes due 2019
Based on the 10-Year Constant Maturity Treasury Rate

▪
An early redemption of the underlying securities may reduce yield.  An early redemption of the underlying securities may result in an early redemption of the Units at a time when reinvestment in securities with yields comparable to that of the Units is not possible

Issuer Risk

▪
Investors are subject to the credit risk of the Underlying Securities Issuer, the Underlying Securities Guarantor, the Swap Counterparty and the Swap Guarantor, and any actual or anticipated changes to any of such credit ratings or credit spreads may adversely affect the market value of the units.  Investors are dependent on our ability to pay all amounts due on the units on interest payment dates, redemption dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  The units are not guaranteed by any entity.  If we default on our obligations under the units, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the units prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the units.

Market Risk

▪
The market value of the Units may be affected by, among other factors, the market value of the underlying securities, by the market value of the swap agreement and by the creditworthiness of the swap counterparty.  The market value of the underlying securities, due to their maturity, will be sensitive to changes in prevailing market interest rates and will also vary depending upon the creditworthiness of the underlying security issuer and other factors. Any decline in the market value may adversely affect the market value of the Units.

▪
Any decline in the market value of the underlying securities will correspondingly affect the market value of the Units.  The market value of the underlying securities, due to their maturity, will be sensitive to changes in prevailing market interest rates, and will also vary depending upon the creditworthiness of the underlying securities issuer and other factors. Any decline in the market value of the underlying securities will correspondingly affect the market value of the Units, and a holder of the Units will bear the risk of any such decline in market value.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the units at any time in secondary market transactions may be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the units and the cost of hedging our obligations under the units that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The ratings of the underlying securities and the Units may change over time and any downgrade of the underlying securities by a rating agency will likely result in a downgrade of the Units.  The ratings on the Units are affected by the ratings on the underlying securities.  The ratings of the underlying securities and the Units may change over time.  Any downgrade of the underlying securities by a rating agency likely will result in a downgrade of the Units, which would likely negatively affect the market value of the Units.

Liquidity Risk

▪
There may be little or no secondary market for the Units. Although the Units are expected to be listed on the NYSE, it is not possible to predict whether the Units will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity.  MS&Co. is not obligated to make a market for any Units and may or may not do so

Senior Floating Rate Notes due 2019
Based on the 10-Year Constant Maturity Treasury Rate

Conflicts of Interest

▪
MS&Co may have relationships with the underlying securities issuer that may adversely affect the value of the Units.   MS&Co. and other affiliates of the Depositor may commence, maintain or continue to maintain commercial relationships with respect to the underlying securities issuer, the underlying securities guarantor or their affiliates. Any such actions might have an adverse effect on the underlying securities, the underlying securities issuer, the underlying securities guarantor, the ability of the Trust to exercise or enforce any rights with respect to the underlying securities or the value of the Units.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the units that may be adverse to investors.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the reference rate may adversely affect the payout to you on the units.

August 2010

Senior Floating Rate Notes due 2019
Based on the 10-Year Constant Maturity Treasury Rate

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the units against payment therefor in New York, New York on August [_], 2010, which will be the           scheduled business day following the date of the pricing of the units.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade units on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the units through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Tax Considerations

The tax treatment of the Units is more complicated than investing in a bond paying the amounts due on the Units, because holders will be treated as owning a variable rate bond (resulting from combining the underlying security and the interest rate swap) and two forward rate agreements.  The tax treatment is also uncertain in some respects.  Holders may recognize taxable income in amounts that differ from (and may exceed) the cash payments received on the Units.   Both U.S. and non-U.S. holders should review the tax discussion in the accompanying prospectus supplement entitled "United States Federal Taxation."

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Units, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

August 2010